EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS 2016

DILUTED EARNINGS OF $4.59 PER SHARE

AND DECLARES DIVIDEND OF 44¢ PER SHARE

SOUTHPORT, CONNECTICUT, February 22, 2017--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2016 the Company reported net sales of $664.3 million and diluted earnings of $4.59 per share, compared with net sales of $551.1 million and diluted earnings of $3.21 per share in 2015.

For the fourth quarter of 2016, net sales were $161.8 million and diluted earnings were $1.10 per share. For the corresponding period in 2015, net sales were $152.4 million and diluted earnings were 88¢ per share.

The Company also announced today that its Board of Directors declared a dividend of 44¢ per share for the fourth quarter, for shareholders of record as of March 17, 2017, payable on March 31, 2017. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Michael O. Fifer made the following observations related to the Company’s results:

•	In 2016, net sales increased 21% and earnings per share increased 43% from 2015.

•	EBITDA was $171.4 million, or 26% of sales, in 2016, an increase of 29% from $132.5 million, or 24% of sales, in 2015.

•	The estimated sell-through of the Company’s products from the independent distributors to retailers increased 12% in 2016 from 2015. For the same period, the National Instant Criminal Background Check System background checks (as adjusted by the National Shooting Sports Foundation) increased 10%.

•	New products represented $192.6 million or 29% of firearms sales in 2016, compared to $115.4 million or 21% of firearms sales in 2015. New product sales include only major new products that were introduced in the past two years. In 2016, new products included the Precision Rifle, the AR-556 modern sporting rifle, the LC9s pistol, the Mark IV pistols, the LCP II pistol, and the American pistol. The AR-556 rifle and the LC9s pistol will not be considered new products in 2017.

•	Cash generated from operations during 2016 was $105 million. At December 31, 2016, our cash totaled $87 million. Our current ratio is 2.8 to 1 and we have no debt.

•	In 2016, capital expenditures totaled $35 million, an increase from $29 million in 2015. We expect our 2017 capital expenditures to total approximately $40 million, as we continue to prioritize new product development.

•	In 2016, the Company returned $47 million to its shareholders through:

▪	the payment of $33 million of dividends, and
▪	the repurchase of 283,343 shares of our common stock in the open market at an average price of $49.43 per share, for a total of $14 million.

•	During the period from January 1, 2017 through February 17, 2017, the Company repurchased 633,600 shares of its common stock in the open market at an average price of $49.67 per share, for a total of $31.5 million.

Today, the Company filed its Annual Report on Form 10-K for 2016. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

Tomorrow, February 23, 2017, Sturm, Ruger will host a webcast at 8:30 a.m. ET to discuss the 2016 operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 720-634-2919, participant code 68363387.

The Annual Report on Form 10-K is available on the SEC website at www.sec.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2016	2015

Assets

Current Assets

Cash and cash equivalents	$87,126	$69,225
Trade receivables, net	69,442	71,721

Gross inventories	99,417	81,278
Less LIFO reserve	(42,542)	(42,061)
Less excess and obsolescence reserve	(2,340)	(2,118)
Net inventories	54,535	37,099

Deferred income taxes	8,859	8,219
Prepaid expenses and other current assets	3,660	3,008
Total Current Assets	223,622	189,272

Property, Plant, and Equipment	331,639	308,597
Less allowances for depreciation	(227,398)	(204,777)
Net property, plant and equipment	104,241	103,820

Other assets	27,541	22,791
Total Assets	$355,404	$315,883

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (Continued)

(Dollars in thousands, except per share data)

December 31,	2016	2015

Liabilities and Stockholders’ Equity

Current Liabilities

Trade accounts payable and accrued expenses	$48,493	$42,991
Product liability	1,733	642
Employee compensation and benefits	25,467	28,298
Workers’ compensation	5,200	5,100
Income taxes payable	—	4,962
Total Current Liabilities	80,893	81,993

Product liability	86	102
Deferred income taxes	8,525	6,050

Contingent liabilities	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1: Authorized shares – 50,000; none issued
Common stock, par value $1: Authorized shares – 40,000,000 2016 – 24,034,201 issued, 18,688,511 outstanding 2015 – 23,775,766 issued, 18,713,419 outstanding	24,034	23,776
Additional paid-in capital	27,211	29,591
Retained earnings	293,400	239,098
Less: Treasury stock – at cost 2016 – 5,345,690 shares 2015 – 5,062,347 shares	(78,745)	(64,727)
Total Stockholders’ Equity	265,900	227,738
Total Liabilities and Stockholders’ Equity	$355,404	$315,883

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

Year ended December 31,	2016	2015	2014

Net firearms sales	$658,433	$544,850	$542,267
Net castings sales	5,895	6,244	2,207
Total net sales	664,328	551,094	544,474

Cost of products sold	444,774	378,934	375,300

Gross profit	219,554	172,160	169,174

Operating Expenses:
Selling	56,146	49,864	44,550
General and administrative	29,004	27,864	28,899
Defined benefit pension plans settlement charge	—	—	40,999
Other operating income, net	(5)	(113)	(1,612)
Total operating expenses	85,145	77,615	112,836

Operating income	134,409	94,545	56,338

Other income:
Royalty income	1,142	1,084	468
Interest income	14	5	2
Interest expense	(186)	(156)	(152)
Other income (expense), net	542	622	584
Total other income, net	1,512	1,555	902

Income before income taxes	135,921	96,100	57,240

Income taxes	48,449	33,974	18,612

Net income and comprehensive income	$87,472	$62,126	$38,628

Basic Earnings Per Share	$4.62	$3.32	$1.99

Diluted Earnings Per Share	$4.59	$3.21	$1.95

Cash Dividends Per Share	$1.73	$1.10	$1.62

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2016	2015	2014

Operating Activities
Net income	$87,472	$62,126	$38,628
Adjustments to reconcile net income to cash provided by operating activities:
Pension plan settlement charge	—	—	32,218
Depreciation and amortization	35,355	36,235	36,706
Stock-based compensation	3,054	4,530	5,647
Excess and obsolescence inventory reserve	522	(1,468)	1,347
Loss (gain) on sale of assets	59	(113)	(1)
Deferred income taxes	1,836	(3,257)	(12,015)
Impairment of assets	—	—	178
Changes in operating assets and liabilities:
Trade receivables	2,279	(21,986)	17,649
Inventories	(17,958)	9,058	(22,775)
Trade accounts payable and accrued expenses	5,602	6,808	(11,047)
Employee compensation and benefits	(3,186)	9,378	(17,435)
Product liability	1,075	(101)	(391)
Prepaid expenses, other assets and other liabilities	(6,348)	6,553	(13,075)
Income taxes payable	(4,962)	4,806	(83)
Cash provided by operating activities	104,800	112,569	55,551

Investing Activities
Property, plant, and equipment additions	(35,215)	(28,705)	(45,571)
Net proceeds from sale of assets	325	222	24
Cash used for investing activities	(34,890)	(28,483)	(45,547)

Financing Activities
Dividends paid	(32,815)	(20,569)	(31,446)
Tax benefit from share-based compensation	8,825	436	1,621
Repurchase of common stock	(14,018)	(2,841)	(24,002)
Payment of employee withholding tax related to share- based compensation	(14,001)	(999)	(2,363)
Proceeds from exercise of stock options	—	211	23
Cash used for financing activities	(52,009)	(23,762)	(56,167)

Increase (decrease) in cash and cash equivalents	17,901	60,324	(46,163)
Cash and cash equivalents at beginning of year	69,225	8,901	55,064
Cash and cash equivalents at end of year	$87,126	$69,225	$8,901

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP measure may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2016	2015

Net income	$87,472	$62,126

Income tax expense	48,449	33,974
Depreciation and amortization expense	35,355	36,235
Interest expense	186	156
Interest income	(14)	(5)
EBITDA	$171,448	$132,486

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense.